Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX:GSS

GOLDEN STAR ACHIEVES EXPECTED RECOVERY OF 70% AT BOGOSO SULFIDE

PROCESSING PLANT AND REPORTS SECOND QUARTER RESULTS

Denver, Colorado, August 5, 2008: Golden Star Resources Ltd. (TSX: GSC; AMEX: GSS; GSE: GSR) today announced its second quarter results for 2008. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. In this press release, the second quarter of 2008 is compared to the first quarter of 2008 unless otherwise noted. The Company will host a live webcast and conference call, to discuss its quarterly results on Wednesday, August 6, at 11:00 a.m. ET. To access the Webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “We are pleased to report that good progress is being made at both our mine sites. The Bogoso sulfide processing plant improved recovery rates of the transition ores currently being processed from the first quarter’s 59% to 70% in the second quarter. Toward the end of 2008, we expect to access fresh sulfide ore which testwork indicates will yield higher flotation recovery and consequently higher overall recovery. The Wassa mine continued to deliver according to expectations, construction of the haul road from Benso is progressing well and we expect the project to be on time and on budget with delivery of high grade ore from Benso to Wassa beginning in the third quarter as planned.”

“Overall, we were able to increase gold revenues 32% and gold sales 36% this quarter as compared to last quarter despite realized gold prices down 3% from the first quarter. As we predicted earlier this year, significant progress is being made at both our mining operations and is expected to continue in the remaining half of the year resulting in improved results in 2009 and beyond.”

QUARTERLY HIGHLIGHTS

•	Gold revenues increased 32% to $70.4 million compared to $53.2 million in the first quarter of 2008 and increased 150% compared to $28.1 million in the second quarter of 2007;

•	Gold sales increased 36% to 78,313 ounces from both Bogoso/Prestea and Wassa versus the first quarter;

•	Average realized gold price of $900 per ounce, versus $926 in the first quarter of 2008;

•	Consolidated cashflow from operations provided $9.7 million ($0.041 per share), compared to a use of $5.0 million ($0.021 per share) from operations in the first quarter;

•	Consolidated net loss was $6.9 million, or $0.029 per share.

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FINANCIAL AND OPERATIONAL SUMMARY FOR THE SECOND QUARTER

	For the three months ended		For the six months ended
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	June 30, 2008	March 31, 2008	June 30, 2008
Gold sold (oz)	78,313	57,427	135,740
Average realized price ($/oz)	900	926	911
Total cash cost ($/oz)	757	652	712
Gold revenues (in $ thousands)	70,431	53,183	123,614
Cash flow provided by operations (in $ thousands)	9,691	(5,038)	4,653
Net income/(loss) (in $ thousands)	(6,935)	(3,914)	(10,849)
Net income/(loss) per share - basic ($)	(0.029)	(0.017)	(0.046)

During the three months ended June 30, 2008, Golden Star’s revenues increased by 32% over the first quarter to a Company record of $70.4 million. Gold sales increased 36% over the first quarter to 78,313 ounces from 57,427 ounces while average cash operating costs increased to $757 per ounce from $652 per ounce. During the second quarter, we incurred a consolidated net loss of $6.9 million compared to a net loss of $3.9 million for the first quarter. Rising costs of labor, energy, raw materials, reagents and other consumables increased second quarter operating costs relative to the first quarter. Realized gold prices averaged $900 per ounce, approximately 3% down from $926 per ounce in the first quarter.

BOGOSO/PRESTEA

	For the three months ended		For the six months ended
OPERATING RESULTS	June 30, 2008	March 31, 2008	June 30, 2008
Mining
Ore mined (t)—Refractory	224,467	853,075	1,077,542
Ore mined (t)—Non refractory	360,187	25,117	385,304
Total ore mined (t)	584,654	878,192	1,462,846
Waste mined (t)	5,012,584	5,493,051	10,505,635

Bogoso Sulfide Plant Results
Refractory ore processed (t)	438,487	584,308	1,022,795
Refractory grade—(g/t)	2.94	2.67	2.79
Recovery—Refractory (%)	69.7	59.0	63.5

Bogoso Oxide Plant Results
Ore processed (t) )	267,430	245,373	512,803
Ore grade—(g/t)	2.85	2.67	2.76
Recovery (%)	66.9	59.0	64.0

Cash operating cost ($/oz)	843	769	814
Gold sold (oz)	46,934	31,414	78,348

Second quarter gold sales from Bogoso/Prestea were 46,934 ounces compared with 31,414 ounces of gold during the first quarter. Bogoso/Prestea generated a $5.7 million operating margin loss in the second quarter with a $2.9 million operating margin loss in the first quarter.

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Bogoso Sulfide Plant

In the second quarter, the Bogoso sulfide plant demonstrated significant operational improvements. Overall gold recovery in the sulfide plant improved to an average of 70% during the second quarter, as expected from the transition ores currently being processed. As the ore pits deepen and we access increasing amounts of fresh sulfide material in the second half, we expect flotation recovery to improve and consequently overall recovery to further improve. Ongoing plant modifications and operating efficiencies should also contribute to improved gold recoveries, higher gold production and lower cash operating costs going forward.

In the first quarter of this year, we had an average of eight bio-oxidation reactors in operation which increased to an average of 11 tanks during the second quarter. We completed the quarter with 12 tanks in service out of a total of 14. The increased number of bio-oxidation tanks in use was critical in improving overall gold recovery from the sulfide processing plant from an average of 59% in the first quarter to an average of 70% in the second quarter.

As disclosed in previous news releases, we are campaigning oxide ores and transition ores through the Bogoso oxide plant, according to availability of oxide ores and sulfide plant requirements. This strategy of optimizing the two plants’ availabilities will continue.

WASSA

	For the three months ended		For the six months ended
OPERATING RESULTS	June 30, 2008	March 31, 2008	June 30, 2008
Ore mined (t)	688,537	1,018,348	1,706,885
Waste mined (t)	1,309,242	1,256,530	2,565,772
Ore processed (t)	856,238	926,773	1,783,011
Grade processed (g/t)	1.20	1.14	1.17
Recovery (%)	92.9	93.1	93.1
Cash operating cost ($/oz)	560	448	509
Gold sold (oz)	31,379	26,013	57,392

Wassa’s operating margin for the second quarter totaled $4.3 million on sales of 31,379 ounces of gold compared to an operating margin of $6.7 million on sales of 26,013 ounces of gold for the first quarter. The cash operating costs at Wassa increased by 25%, from $448 per ounce in the first quarter to $560 per ounce for the second quarter mostly due to cost increases in labor, energy, reagents and raw materials.

DEVELOPMENT PROJECTS

HBB Properties

Significant progress was achieved on the construction of the 50 kilometer haul road linking the Benso deposit to the Wassa processing plant. Pre-stripping and mining of the Benso deposits has commenced with the first oxide ore being stockpiled on site. We expect that Benso ore will begin to be hauled to the Wassa plant in the third quarter as planned. The higher grades of the Benso ore will contribute to the improved performance at Wassa.

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Prestea South Properties

The permitting process for the Prestea South properties continues. Upon receipt of permits, construction of the 10 kilometer extension of the haul road from Prestea will be built for access to the southern deposits including Tuapim and Bondaye. We expect to be hauling oxide ores from Prestea South to the Bogoso oxide plant from the first half of 2009.

CASH AND CASH FLOW

At the end of June 2008, our cash, cash equivalents and short term investments totaled $37.1 million, down from $54.7 million at the end of March 2008 and $75.8 million at the end of 2007. Operations provided $9.7 million of cash in the second quarter, compared to using $5.0 million during the first quarter.

Net investing activities used $41.5 million of cash during the first half of the year, including $20.9 million on mine development and $5.4 million for new equipment.

Net financing activities provided $1.8 million during the first half of the year. A total of $5.3 million was received from the offering of common shares in connection with our listing on the Ghana Stock Exchange and $0.9 million came through the exercise of employee stock options. Scheduled loan payments absorbed $9.0 million of cash.

Liquidity Outlook

We anticipate that all our cash needs for the remainder of 2008 will be met by improved operational cash flows. Cash on hand, cash generated from operations at Wassa and improvements in operations at Bogoso/Prestea are expected to be sufficient to cover capital and operating needs for the remainder of the year.

LOOKING AHEAD

Our objectives for the remainder of 2008 include:

•	Continuation of optimization of the Bogoso sulfide plant;

•	Construction and development of the Benso project at HBB, with first ore delivered to Wassa during the third quarter of 2008;

•	Secure the permits for the Prestea South project; and,

•	Continue exploration programs at Bogoso/Prestea, Wassa and the HBB project.

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As a result of the considerable increases in the costs of labor, raw material, reagents, equipment, consumables and energy during the first half of 2008, we have conducted a re-optimization of the mining and processing schedules to reduce the impact of these cost elements and maximize profitability. Our revised 2008 and 2009 guidance is as follows:

	2008		2009
	Gold Production (000’s oz)	Cash Operating Cost ($/oz)	Gold Production (000’s oz)	Cash Operating Cost ($/oz)
Bogoso/Prestea	180 – 200	680 – 750	260 - 300	620 - 680
Wassa	135 – 150	480 – 520	200 - 220	400 - 440

Total	315 – 350	600 –650	460 - 520	525 - 575

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FINANCIAL STATEMENTS

The following information is excerpted from the Company’s unaudited consolidated financial statements and notes thereto contained in our Form 10-Q, which we intend to file with the SEC today and which will be available on our website.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

(Unaudited)

	As of June 30, 2008	As of December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	37,147	$75,754
Accounts receivable	8,884	8,369
Inventories (Note 3)	68,310	55,966
Deposits (Note 4)	9,944	4,513
Prepaids and other	2,461	1,224

Total Current Assets	126,746	145,826
RESTRICTED CASH (Note 23)	5,152	1,510
AVAILABLE-FOR-SALE INVESTMENTS (Note 5)	7,755	5,121
DEFERRED EXPLORATION AND DEVELOPMENT COSTS (Note 6)	32,774	29,203
PROPERTY, PLANT AND EQUIPMENT (Note 7)	275,518	284,077
MINING PROPERTIES (Note 8)	338,609	326,811

Total Assets	$786,554	$792,548

LIABILITIES
CURRENT LIABILITIES
Accounts payable	26,477	$26,457
Accrued liabilities	28,980	28,394
Fair value of derivatives (Note 11)	194	248
Asset retirement obligations (Note 12)	2,013	2,013
Current debt (Note 10)	13,691	17,125

Total Current Liabilities	71,355	74,237
LONG TERM DEBT (Note 10)	106,719	107,929
ASSET RETIREMENT OBLIGATIONS (Note 12)	16,947	16,906
FUTURE TAX LIABILITY	42,154	42,154

Total Liabilities	237,175	241,226
MINORITY INTEREST	5,135	6,150
COMMITMENTS AND CONTINGENCIES (Note 23)	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 15)
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 235,945,311 at June 30, 2008 and 233,703,681 at December 31, 2007 (Note 15)	615,358	609,103
CONTRIBUTED SURPLUS	14,369	13,230
EQUITY COMPONENT OF CONVERTIBLE NOTES	34,542	34,620
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 17)	5,797	3,192
DEFICIT	(125,822)	(114,973)

Total Shareholders’ Equity	544,244	545,172

Total Liabilities and Shareholders’ Equity	$786,554	$792,548

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STATEMENT OF CASH FLOWS

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
OPERATING ACTIVITIES:
Net loss for the period	$(6,935)	$(2,289)	$(10,849)	$(5,854)
Reconciliation of net loss to net cash used in operating activities:	—
Depreciation, depletion and amortization	12,152	5,360	23,124	13,046
Amortization of loan acquisition cost	110	98	275	162
Abandonment and impairment of mineral properties	—	88	—	88
Gain on sale of equity investments	(1,505)	—	(1,505)	(3,543)
Stock compensation	450	203	1,139	2,222
Income tax benefit	—	(2,963)	—	(5,166)
Reclamation expenditures	(259)	(151)	(322)	(313)
Fair value of derivatives	(129)	172	35	(327)
Accretion of convertible debt	1,540	179	3,047	357
Accretion of asset retirement obligations	146	258	363	571
Minority interests	(866)	(159)	(1,014)	(222)
Other	(1)	—	(1)	—

	4,703	796	14,292	1,021
Changes in assets and liabilities:
Accounts receivable	(4,162)	512	188	342
Inventories	3,141	(3,148)	(12,344)	(9,988)
Prepaids and other	(791)	—	(1,004)	—
Deposits	2,749	966	315	(318)
Accounts payable and accrued liabilities	4,051	5,039	3,206	4,496
Other	—	163	—	454

Net cash provided by (used in) operating activities	9,691	4,328	4,653	(3,993)
INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(1,970)	(1,032)	(3,922)	(2,018)
Expenditures on mining properties	(13,231)	(3,801)	(20,946)	(8,315)
Expenditures on property, plant and equipment	(3,164)	(2,906)	(5,417)	(9,401)
Expenditures on mine construction in progress	—	(26,759)	—	(46,226)
Expenditures to acquire short term investments	—	—	—	(47,000)
Proceeds from sale of short term investments	—	24,619	—	24,619
Decrease (increase) in restricted cash	—	60	—	60
Cash used to secure letter of credit	18	—	(3,642)	—
Proceeds from sale of equity investment	802	—	802	3,543
Change in payable on capital expenditures	(6,314)	256	(8,346)	(3,020)
Purchase of long term investments	—	—	—	(169)
Deposits on mine equipment and material	—	(3,640)	—	(5,121)
Other	—	(773)	—	(773)

Net cash used in investing activities	(23,859)	(13,976)	(41,471)	(93,821)
FINANCING ACTIVITIES:
Issuance of share capital, net of issue costs (Note 15)	7	202	6,255	83,836
Principal payments on debt	(4,542)	(3,349)	(8,885)	(5,988)
Proceeds from long-term borrowings	1,114	8,987	1,114	8,987
Payment of loan fees	(31)	—	(273)	—
Other	90	—	—	—

Net cash (used in) provided by financing activities	(3,362)	5,840	(1,789)	86,835
Decrease in cash and cash equivalents	(17,530)	(3,808)	(38,607)	(10,979)
Cash and cash equivalents, beginning of period	$54,677	$19,937	$75,754	$27,108

Cash and cash equivalents end of period	$37,147	$16,129	$37,147	$16,129

Company Profile

Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding.

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Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding, our 2008 and 2009 production and cash operating cost estimates, plans for exploration activities, higher ore grades at Wassa, anticipated higher recoveries from certain ores, expected improvements at the new Bogoso sulfide processing plant, the timing of the receipt of permits at Prestea South, including at the Bogoso sulfide processing plant; anticipated commencement dates of mining and production; including at Prestea South and Benso; expected impact of Benso mining on performance at Wassa; plans for the use of the Bogoso oxide plant and plans for optimization availabilities at the Bogoso oxide plant and Bogoso sulfide processing plant; and sources of and adequacy of cash to meet capital and other needs in 2008. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso oxide and sulfide processing plant; the placing into service of additional bio-oxidation tanks at the Bogoso sulfide processing plant and the impact of carbon-in-leach recoveries; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the year ended December 31, 2007. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other appropriate securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information on the results release and conference call details, please contact:

GOLDEN STAR RESOURCES LTD.                +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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